Exhibit (d)(1)(iv)

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 2 to the Investment Management Agreement (“Amendment No. 1”), dated as of November 1, 2005, between AXA Enterprise Multimanager Funds Trust, a Delaware statutory trust (the “Trust”), and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable” or “Manager”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of November 30, 2001 (“Agreement”) and as amended by Amendment No. 1 dated as of October 1, 2005 (“Amendment”), as follows:

1. Funds. AXA Equitable hereby reaffirms its appointment of the Manager as investment manager of the Trust on the terms and conditions set forth in the Agreement

2. Appendix A. Appendix A to the Agreement and Amendment, which sets forth the Funds of the Trust for which AXA Equitable is appointed as the investment manager and the fees payable to AXA Equitable with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski Chief Financial Officer and Treasurer		Steven M. Joenk Senior Vice President

APPENDIX A

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

The Trust shall pay the Manager, at the end of each calendar month, compensation computed at an annual rate equal to the following:

	(as a percentage of average daily net assets)
	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
AXA Enterprise Multimanager Core Equity Fund	1.000%	0.950%	0.925%	0.900%	0.875%
AXA Enterprise Multimanager Growth Fund	1.000%	0.950%	0.925%	0.900%	0.875%
AXA Enterprise Multimanager Value Fund	1.000%	0.950%	0.925%	0.900%	0.875%
AXA Enterprise Multimanager Mid Cap Growth Fund	1.200%	1.150%	1.125%	1.100%	1.075%
AXA Enterprise Multimanager Mid Cap Value Fund	1.200%	1.150%	1.125%	1.100%	1.075%
AXA Enterprise Multimanager International Equity Fund	1.150%	1.100%	1.075%	1.050%	1.025%
AXA Enterprise Multimanager Technology Fund	1.300%	1.250%	1.225%	1.200%	1.175%
AXA Enterprise Multimanager Health Care Fund	1.300%	1.250%	1.225%	1.200%	1.175%

	First $1.5 Billion	Next $1 Billion	Next $1 Billion	Next $2.5 Billion	Thereafter
AXA Enterprise Multimanager Core Bond Fund	0.700%	0.675%	0.650%	0.625%	0.600%